Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-229767 and No. 333-228202) and Form S-8 (No. 333-214089, No. 333-232943, and No. 333-252255) of Extraction Oil & Gas, Inc. of our report dated March 18, 2021 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
March 18, 2021